Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

April 30, 2003

Landmark Bancorp, Inc. Announces Record Results For the Quarter Ended March 31, 2003 and Declares Cash Dividend

(Manhattan, KS, April 30, 2003) Landmark Bancorp, Inc. (Nasdaq: LARK), a one bank holding company based in Manhattan, Kansas, reported net earnings for the quarter ended March 31, 2003, of $1.3 million, an increase of 38.1%, compared to net earnings of $958,000 for the quarter ended March 31, 2002, according to Patrick L. Alexander, President and Chief Executive Officer.  Diluted earnings per share for the quarter ended March 31, 2003, was $0.66 versus $0.43 for the quarter ended March 31, 2002, an increase of 53.5%.  Landmark Bancorp’s annualized return on average assets improved to 1.61% for the quarter ended March 31, 2003, compared to 1.12% for the quarter ended March 31, 2002.  In addition, the annualized return on average equity increased to 12.91% for the quarter ended March 31, 2003 from 9.64% for the quarter ended March 31, 2002.  The Company also announced its Board of Directors declared a cash dividend of 16 cents per share to shareholders of record as of May 7, 2003, payable May 19, 2003.

The increase in net earnings results primarily from improvements in non-interest income and the net interest margin in comparison to the prior year.  Net interest income for the first quarter 2003 increased $120,000 compared to the first quarter of 2002, an increase of 4.1%.  This increase was due primarily to an improvement in the net interest margin to 3.97% for the first quarter of 2003 from 3.63% for the first quarter of 2002.  The commercial loan growth over the past year and lower cost of funds in this rate environment resulted in substantially improved yield on interest-earning assets.  Total non-interest income increased approximately $610,000 or 83.5%, compared to the quarter ended March 31, 2002.  The majority of this increase was due to a $212,000 increase in fees and service charges and a $384,000 increase in gains on sale of loans.  Total non-interest expense for the first quarter of 2003 increased approximately $137,000 compared to the first quarter of 2002, resulting primarily from increases in occupancy and equipment, amortization of mortgage servicing rights, and professional fees.

Alexander commented, “We are very excited about our operating results for the first quarter of 2003.  Our net interest margin has improved significantly over the past year, reflecting our continued transition to a more traditional commercial bank balance sheet and the low interest rate environment.  Additionally, fees and service charges have made dramatic improvements as we have enhanced our product offerings statewide.  We have been able to achieve these dramatic improvements in income with only a modest increase in non-interest expense.”

Alexander further remarked, “Mortgage loan refinancing has remained much stronger than anticipated, contributing to very strong gains on sale of loans.  We do not expect this to continue throughout the balance of the year.  We continue to focus on our planned expansion of commercial lending activities in order to transition to a more diversified balance sheet without such a heavy reliance on residential mortgage loans.  These efforts coupled with the cross selling of core deposit transaction accounts and other fee based services are also intended to further enhance our earnings capability and reduce our interest rate risk.  We are very pleased with our progress in this area.

Landmark Bancorp, Inc.’s total assets declined to $332.6 million at March 31, 2003, compared to $341.3 million at December 31, 2002.  Loans receivable, net were $223.3 million at March 31, 2003, compared to $229.1 million at December 31, 2002.  Growth in commercial loans was more than offset by the decline in mortgage loans attributable to the high refinance activity.  At March 31, 2003, and December 31, 2002, the allowance for loan losses remained at $2.6 million, or 1.2% and 1.1% of net loans at March 31, 2003 and December 31, 2002 respectively.  As of March 31, 2003, $1.0 million in loans were on non-accrual status, or 0.44% of net loans, compared to a balance of $925,000 in loans on non-accrual status, or 0.40% of net loans, as of December 31, 2002.  Additionally, non performing assets as a percent of total assets decreased from 0.41% as of December 31, 2002 to 0.38% as of March 31, 2003.  Residential home loans comprised 30.5% of the $1.0 million non-accrual balance at March 31, 2003.  The Company has historically incurred minimal losses on mortgage loans based upon collateral values.  The Company has not experienced asset quality deterioration relating to the commercial loan portfolio as a result of the current economic downturn.  However, the Company has seen some deterioration in the consumer loan portfolio asset quality as a result of the current economic conditions.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Garden City, Great Bend, Hoisington, LaCrosse, Osage City, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At March 31, 2003	At December 31, 2002
ASSETS

Cash and cash equivalents	$7,193,794	$11,448,684
Investment securities	90,988,907	89,296,337
Loans receivable, net(1)	223,275,855	229,111,866
Buildings & equipment, net	3,765,181	3,755,048
Goodwill	1,971,178	1,971,178
Core deposit intangible	574,364	606,273
Other assets	4,835,658	5,124,794

TOTAL ASSETS	$332,604,937	$341,314,180

LIABILITIES

Deposits	$258,839,242	$264,280,870
Federal Home Loan Bank borrowings	25,325,548	26,203,121
Other liabilities	7,146,859	9,756,414

Total liabilities	291,311,649	300,240,405

Stockholders’ equity	41,293,288	41,073,775

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$332,604,937	$341,314,180

(1)     Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $2,598,804 and $2,585,201 at March 31, 2003 and December 31, 2002, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2003	2002
Interest income:
Loans	$3,819,834	$4,340,348
Investments	806,387	645,479
Other	8,944	56,569
Total interest income	4,635,165	5,042,396

Interest expense:
Deposits	1,248,897	1,733,196
Borrowed funds	300,521	343,836
Total interest expense	1,549,418	2,077,032

Net interest income	3,085,747	2,965,364
Provision for loan losses	60,000	33,500
Net interest income after provision for loan losses	3,025,747	2,931,864

Noninterest income:
Fees and service charges	611,997	399,791
Gains on sale of loans	634,507	250,155
Gains on sale of investments	25,682	25,800
Other noninterest income	69,042	55,139
Total noninterest income	1,341,228	730,885

Noninterest expense:
Compensation and benefits	1,213,100	1,211,954
Occupancy and equipment	312,377	286,389
Amortization	111,319	89,976
Professional fees	122,779	51,670
Other noninterest expense	593,615	576,464
Total noninterest expense	2,353,190	2,216,453

Income tax expense	690,252	487,956

Net earnings	$1,323,533	$958,340

Net earnings per share(2)
Basic	$0.67	$0.44
Diluted	0.66	0.43

Book value per share(2)	$20.71	$18.56

Shares outstanding at end of period	1,993,549	2,117,321

Weighted average diluted common and common equivalent shares outstanding	2,019,383	2,217,051

(2)     Net earnings per share and book value per share at or for the period ended March 31, 2002 have been adjusted to give effect to the 5% stock dividend paid during December 2002.

	Three months ended March 31,
	2003	2002
OTHER DATA (unaudited):

Return on average assets(3)	1.61%	1.12%
Return on average equity(3)	12.91%	9.64%
Equity to total assets	12.42%	11.60%

(3)     Information for the three months ended is annualized.